Exhibit 10.4

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”), effective as of the date of January 26, 2020 (the “Effective Date”), by and between Quantum Materials Corp., a Nevada corporation (“QMC”), and Pasaca Capital Inc., a Nevada corporation (“Pasaca”). Both QMC and Pasaca may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS QMC produces quantum dots and nanoparticles that can be applied in a variety of applications across multiple industries (the “Quantum Dots”). QMC employs quantum dots in products and services that it offers in the marketplace and as components of products developed and distributed by QMC customers.

WHEREAS QMC HealthID Incorporated, a Nevada corporation, is a wholly owned subsidiary of QMC, and provides QMC™ HealthID, an application-based platform that allows individuals to share their health status (the “QMC™ HealthID IP”).

WHEREAS Pasaca and its affiliates desire to resell, distribute and act as a sales representative for Quantum Dots and the QMC™ HealthID IP.

WHEREAS QMC desires to grant to Pasaca and its affiliates the authority to resell, distribute and act as a sales representative for Quantum Dots and the QMC™ HealthID IP.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.	Appointment. QMC hereby appoints Pasaca to act as a resell, distribute and act as an independent distributor of Quantum Dots and the QMC™ HealthID IP (the “Distribution Rights”) pursuant to this Agreement. Pasaca is authorized to assign and delegate the Distribution Rights (and the associated obligations) to certain of its subsidiaries and other of its designees (the “Designees”), and, for avoidance of doubt, the performance of obligations by a Designee shall be credited to the obligations of Pasaca in this Agreement. The Designees may be amended by written consent of QMC, which shall not be unreasonably withheld, conditioned or delayed, and such assignment and delegation shall be effective only after such Designee enters into this Agreement pursuant a joinder agreement acceptable to QMC. Subject to such joinder, Pasaca shall, absent the consent of QMC, be responsible for the performance of its Designees. Upon executing a joinder agreement, a Designee shall also be a Party to this Agreement to the extent provided in such joinder agreement.

2.	Status as Independent Contractor. Pasaca and any Designees are independent contractors pursuant to this Agreement. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party. Pasaca and any Designees shall be solely responsible for any and all costs or expenses that it may incur in the performance of its obligations hereunder.

3.	Minimum Guaranteed Revenues. Pasaca guarantees to QMC (i) cumulative gross royalties and/or gross sales, licensing or other revenues generated from the activities of Pasaca and Designees in an amount of no less than Fifteen Million Dollars ($15,000,000) (the “Minimum Revenues”) over the period including 2020 and continuing until 12 months after QMC has completed development of a functioning product integrating the QMC™ HealthID IP and Innova Medical Group, Inc.’s products (the “Revenue Period”). If at the end of the Revenue Period the Minimum Revenues have not been achieved, Pasaca may extend the Revenue Period by up to 24 months by payment to QMC of advance royalties (to be credited against Minimum Revenues) of $25,000 for each six-month extension period. If at the end of the Revenue Period, as it may be extended, the Minimum Revenues have not been achieved and QMC is otherwise not in breach of this Agreement, Pasaca shall purchase from QMC advance royalties in an amount equal to the deficiency.

4.	Revenue Calculations.

(a) QMC shall maintain an account (the “Revenue Account”) that shall be increased by the amount of revenue actually received from Qualifying Sales (net of refunds and applicable credits from returns). The Revenue Account shall be provided to Pasaca at least monthly and shall be subject to audit at Pasaca’s request.

(b) “Qualifying Sales” means sales activities of Pasaca or Designees of Quantum Dots or relating to the QMC™ HealthID IP and shall include and sales to third-party customers, Pasaca or Designees. As used herein, “sales” includes all methods of commercialization, including but not limited to royalties, licenses and product sales. For avoidance of doubt, the Parties agree that the current contemplated transactions, including those with Nuffield, are Qualifying Sales and the revenues associated therewith or arising therefrom will apply in meeting the Minimum Revenues.

5.	Additional QMC Obligations. QMC shall, as soon as is practicable (a) develop a functioning product integrating QMC™ HealthID and Innova Medical Group, Inc.’s products (b) integrate the QMC™ HealthID technology with Pasaca’s analytics engine partner, Enabling Tech Capital, Ltd. and Pasaca’s COVID-19 rapid test kit providers as identified by Pasaca. During the term of this Agreement, QMC shall diligently support, update, upgrade and keep current all such intellectual property and its full integration as contemplated herein.

6.	Other Agreements. The Parties may enter into other agreements applicable to the sale and distribution of Quantum Dots and the QMC™ HealthID IP (the “Additional Agreements”). Additional Agreements shall be supplemental to this Agreement, except that in any case where the terms of an Additional Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall supersede those of the Additional Agreement, except if the inconsistent terms of the Additional Agreement are stipulated expressly to supersede this Agreement. It is the intent of the Parties that this Agreement not set forth all of the terms of the sale and distribution of Quantum Dots and the QMC™ HealthID IP. The Parties anticipate entering into an intellectual property agreement relating to any jointly developed intellectual property and the ownership and cross-licensing thereof.

7.	Orders.

(a) All sales solicited by Pasaca or Designees are subject to approval, rejection or modification by QMC. Pasaca and Designees shall have no authority to enter into any agreement on behalf of QMC or to otherwise bind QMC to sell or deliver any Quantum Dots and QMC™ HealthID IP. Pasaca and Designees shall promptly notify QMC with respect to all sales prospects, including forwarding to QMC all orders, requests for quotation and sales inquiries.

(b) QMC reserves the right, in good faith, to:

(i) accept, or decline to accept, any order received from any party whether or not solicited by Pasaca or Designees;

(ii) cancel, terminate, or modify any order previously accepted by QMC; or

(iii) negotiate any terms and conditions of any order, including modifying the purchase price or payment terms.

8.	General Pasaca and Designee Obligations. Pasaca and Designees shall at its own expense:

(a) market, advertise, promote, and solicit the sale of Quantum Dots and the QMC™ HealthID IP with good business practice, in each case using its best efforts to maximize sales volume;

(b) initiate and attend sales calls and meetings with prospective and existing customers;

(c) develop and execute a sales and marketing plan sufficient to fulfill its obligations under this Agreement;

(d) observe all directions and instructions given to it by QMC in relation to the marketing, advertisement, and promotion of Quantum Dots and the QMC™ HealthID IP;

(e) market, advertise, promote and solicit the sale of Quantum Dots and the QMC™ HealthID IP and conduct business in a manner that reflects favorably at all times on the good name, goodwill, and reputation of QMC;

(f) promptly notify QMC of any complaint or adverse claim about any product or its use; and

(g) provide, upon QMC’s request, assistance to QMC to collect payment from customers of amounts due.

9.	Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Pasaca and Designees nor its personnel shall directly or indirectly:

(a) make any representations, warranties, guarantees, indemnities, similar claims, or other commitments: (i) actually, apparently, or ostensibly on behalf of QMC, or (ii) to any party with respect to Quantum Dots or the QMC™ HealthID IP, which representations, warranties, guarantees, indemnities, similar claims, or other commitments are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by QMC;

(b) engage in any unfair, anti-competitive, misleading, or deceptive practices respecting Quantum Dots or the QMC™ HealthID IP, including any product disparagement; or

(c) sell, market, advertise, promote, solicit the sale of, or offer to sell any goods that compete with the products of Supplier, except to the extent this restriction is prohibited by applicable Law.

10.	Compliance with Laws. Pasaca and Designees shall at all times comply with all laws. Without limiting the generality of the foregoing, Pasaca and Designees shall not engage in any activity or transaction involving Quantum Dots or the QMC™ HealthID IP, by way of marketing, promotion, advertising, the solicitation of the sale, lease, use, or otherwise, that violates any law.

11.	Intellectual Property Rights. The Parties acknowledges and agrees that:

(a) any and all QMC intellectual property rights are the sole and exclusive property of QMC;

(b) any and all Pasaca or Designee intellectual property rights are the sole and exclusive property of Pasaca or such Designee, as applicable;

(c) Pasaca and Designees shall not acquire any ownership interest in any QMC intellectual property right under this Agreement;

(d) QMC shall not acquire any ownership interest in any Pasaca or Designee intellectual property right under this Agreement;

(e) any goodwill derived from the use by Pasaca and Designees of QMC intellectual property inures to the benefit of QMC;

(f) any goodwill derived from the use by QMC of Pasaca or Designee intellectual property inures to the benefit of Pasaca or such Designee, as applicable;

(g) if Pasaca or Designees acquires any intellectual property rights in or relating to Quantum Dots or the QMC™ HealthID IP (including any rights in any trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to QMC without further action by either of the Parties;

(h) if QMC acquires any intellectual property rights in or relating to Pasaca or Designee intellectual property (including any rights in any trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Pasaca or such Designee, as applicable, without further action by either of the Parties;

(i) Pasaca and Designees shall use QMC intellectual property rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of QMC; and

(j) QMC shall use Pasaca and Designees intellectual property rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Pasaca and Designees.

12.	IP License. Subject to QMC’s trademark policies, which may be amended from time to time in QMC’s sole discretion, and the terms and conditions of this Agreement and any Additional Agreement, QMC hereby grants to Pasaca and Designees a non-exclusive, non-transferable, and non-sublicensable license to use QMC’s trademarks solely on or in connection with the marketing, promotion, advertising, and sale of Quantum Dots and the QMC™ HealthID IP. In connection therewith and subject the terms and conditions of this Agreement and any Additional Agreement, Pasaca and Designees shall not, and shall not cause or encourage other parties to:

(a) take any action that may interfere with any of QMC’s rights in or to QMC’s intellectual property rights, including QMC’s ownership or exercise thereof;

(b) challenge any right, title, or interest of QMC in or to QMC’s intellectual property rights;

(c) make any claim or take any action adverse to QMC’s ownership of QMC’s intellectual property rights;

(d) register or apply for registrations, anywhere in the world, for QMC’s trademarks or any other trademark that is similar to QMC’s trademarks;

(e) engage in any action that tends to disparage, dilute the value of, or reflect negatively on Quantum Dots or the QMC™ HealthID IP; and

(f) alter, obscure, or remove any of QMC’s trademarks or trademark or copyright notices or any other proprietary rights notices placed on Quantum Dots and QMC™ HealthID, marketing materials, or other materials that QMC may provide.

QMC reciprocally agrees to the foregoing with respect to Pasaca and Designee intellectual property.

13.	Term; Termination.

(a) The term of this Agreement commences on the Effective Date and continues for a period of five years, unless and until terminated as provided under this Agreement (the “Initial Term”).

(b) Upon expiration of the Initial Term, this Agreement automatically renews for additional successive five (5) year terms unless and until either Party provides written notice of nonrenewal at least 90 days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), or unless and until sooner terminated as provided under this Agreement. If the Term is renewed for any Renewal Term(s) pursuant to this Section 13(b), the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

(c) QMC may terminate this Agreement by providing written notice to Pasaca or a Designee, as applicable:

(i) if Pasaca or such Designee breaches any provision of this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Pasaca or such Designee within 30 days after Pasaca or such Designee’s receipt of written notice of such breach;

(ii) if Pasaca or such Designee becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(iii) if Pasaca or such Designee sells, transfers or disposes of all or substantially all of its assets, or merges or consolidates with any other entity.

(d) Pasaca may terminate this Agreement by providing written notice to QMC:

(iv) if QMC breaches any provision of this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by QMC within 30 days after QMC’s receipt of written notice of such breach;

(v) if QMC becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(vi) if QMC sells, transfers or disposes of all or substantially all of its assets, or merges or consolidates with any other entity.

(e) Any termination under Section 13(c) or (d) will be effective on the respective Party’s receipt of notice of termination or such later date (if any) set forth in such notice.

(f) Upon the expiration or earlier termination of this Agreement, each respective Party shall promptly:

(vii) cease to represent itself as the other Party’s authorized representative with respect, and shall otherwise desist from all conduct or representations that might lead the public to believe that such Party is authorized by the other Party to market, promote or solicit sales of the other Party’s products or services;

(viii) destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information; and

(ix) permanently erase all of the other Party’s Confidential Information from its computer systems.

14.	Confidentiality. All non-public, confidential or proprietary information of each Party (“Confidential Information”) disclosed by such Party to another Party, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for the receiving Party’s use in performing its obligations under this Agreement and may not be disclosed or copied unless authorized by the disclosing Party in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the recipient Party’s breach of this Agreement; (b) is obtained by the recipient Party on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) the recipient Party establishes by documentary evidence, was in the recipient Party’s possession prior to the disclosing Party’s disclosure hereunder. Upon the disclosing Party’s request, the recipient Party shall promptly destroy all documents and other materials received from the disclosing Party. The disclosing Party shall be entitled to injunctive relief for any violation of this Section.

15.	Indemnification. Each Party shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party, relating to any claim of a third party or the indemnified Party arising out of or occurring in connection with such Party’s negligence, willful misconduct, or breach of this Agreement. No indemnifying Party under this Section shall enter into any settlement without the other Party’s or Indemnified Party’s prior written consent.

16.	Limitation of Liability. IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.	Entire Agreement. This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

18.	Notices. All notices under this Agreement shall be made in writing and shall be deemed duly given if delivered either in person, by certified or registered mail, return receipt requested and postage prepaid, or by recognized overnight courier service. All notices shall be addressed to the Parties at their respective addresses first set forth above (or to such other address that the receiving Party may designate from time to time in accordance with this section). Notices shall be effective on receipt.

19.	Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.	Amendment. The Parties may not amend this Agreement except by written instrument signed by the Parties.

21.	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22.	Assignment; Successors and Assigns. Except as provided in this Agreement, neither Pasaca nor any Designee may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of QMC. Any purported assignment or delegation in violation of the provisions of this Agreement is null and void. Except as provided in this Agreement, or in a joinder agreement, no assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. QMC may assign any of its rights or delegate any of its obligations to any parent or subsidiary corporation of QMC or to any purchaser acquiring all or substantially all of QMC’s assets. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

23.	Choice of Law; Choice of Forum. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Texas, without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Any legal suit, action, or proceeding arising out of this Agreement and all contemplated transactions shall be instituted exclusively in the state or federal courts of Dallas, Texas. EACH PARTY IRREVOCABLY: (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS; (B) WAIVES ANY OBJECTION TO SUCH COURTS BASED ON VENUE OR INCONVENIENC; AND (C) WAIVES ANY RIGHT TO TRIAL BY JURY. Service of process, summons, notice or other document by certified or registered mail, return receipt requested and postage prepaid shall be effective service of process for any suit, action, or other proceeding brought in any such court.

24.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed (including electronically signed) copy of this Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Distribution Agreement as of the date first written above.

QUANTUM MATERIALS CORP.,
a Nevada corporation,

By:	/s/ Stephen Squires
Stephen Squires,
President

PASACA CAPITAL INC.,
a Nevada corporation,

By:	/s/ Charles Huang
Charles Huang,
President & CEO

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